UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 2, 2019

HANMI FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-30421	95-4788120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010
(Address of Principal Executive Offices) (Zip Code)

(213) 382-2200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2019, Hanmi Financial Corporation (the “Company”), and its wholly owned subsidiary, Hanmi Bank (the “Bank”), announced that Bonita I. Lee, age 56, will succeed C. G. Kum as the President and Chief Executive Officer of the Company and the Bank, effective May 3, 2019.  The Boards of Directors of the Company and the Bank have also appointed Ms. Lee as a director of the Company and the Bank, effective immediately.  Currently, Ms. Lee serves as the President and Chief Operating Officer of the Company and the Bank.  Ms. Lee was named the President of the Company and the Bank in June 2018.  Ms. Lee served as Chief Operating Officer of the Company and the Bank since August 2013. Ms. Lee is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

In connection with Ms. Lee’s appointment, the Company and the Bank entered into an amended and restated employment agreement with Ms. Lee, to be effective May 3, 2019.  Under the amended and restated employment agreement, Ms. Lee will serve as the President and Chief Executive Officer of the Company and the Bank.  Ms. Lee’s amended and restated employment agreement has a three-year term, ending May 6, 2022, that renews automatically for one-year periods on each subsequent anniversary of May 6th, unless either Ms. Lee or the Company or Bank provides written notice of non-renewal at least 60 days prior to end of the term.  Under the amended and restated employment agreement, Ms. Lee will be paid an initial salary of $525,000 and will have a bonus potential of 100% of salary.  In recognition of her appointment as Chief Executive Officer, she will receive a restricted stock grant on the effective date of the amended and restated employment agreement, the approximate value of which will be $525,000 (to the nearest whole share) on the grant date.  The restricted stock grant will vest in three approximately equal installments on each anniversary of the grant date, provided Ms. Lee remains employed as the Chief Executive Officer on each such date.  She will also be entitled to participate in employee benefit plans of the Company and the Bank, including medical, dental, vision and life insurance coverage and will be eligible for certain perquisites, including a monthly automobile allowance of $3,000, the payment of a membership at the country club of her choice, $25,000 per year in continuing professional education and 20 days of paid leave annually.  In addition, Ms. Lee will be provided term life insurance coverage of up to $1.0 million, or such lesser amount as can be purchased with an annual premium payment of $25,000.

In the event of her termination without “cause” or for “good reason” (as each is defined in the amended and restated employment agreement), Ms. Lee will be entitled to receive the following severance payments and benefits: (1) continued payment of her then-current salary for 12 months, (2) a lump sum payment equal to a pro-rated portion of her prior year’s annual bonus based on the number of days worked during the year, (3) accelerated vesting of any then-unvested time-based equity awards held by Ms. Lee with respect to the portion that would have vested if Ms. Lee’s employment had continued for one year following her date of termination and (4) continued health insurance benefits at the Company’s expense under COBRA for up to 18 months.  If her employment is terminated without cause or for good reason following a change in control, Ms. Lee is entitled to (1) two and one-half times her then-annual base salary and then-maximum annual bonus, (2) full acceleration of any then-unvested time-based equity awards and (3) continued health insurance benefits for up to 18 months.   In the event of her death or disability, she or her estate, as applicable, will be entitled to receive a lump-sum payment of an amount equal to the pro-rated portion of her prior year’s annual bonus based on the number of days worked during the year of termination.  The payment of the above-benefits is generally conditioned on Ms. Lee’s entry into and non-revocation of a general release in favor of the Company and the Bank.

The foregoing description of the amended and restated employment agreement is qualified in its entirety by reference to the amended and restated employment agreement that is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

The press release announcing the appointment of Ms. Lee is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. None

(b)	Pro forma financial information. None

(c)	Shell company transactions: None

(d)	Exhibits.
	10.1	Amended and Restated Employment Agreement by and among Hanmi Financial Corporation, Hanmi Bank and Bonita I. Lee dated April 2, 2019
	99.1	Press release dated April 3, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANMI FINANCIAL CORPORATION

Date: April 3, 2019	By:	/s/ Joseph K. Rho
Joseph K. Rho
Chairman of the Board